Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of July 20, 2015 (this “Agreement”), by and between TERRAFORM POWER, LLC, a Delaware limited liability company (“Purchaser”), and SUNEDISON, INC., a Delaware corporation (“Seller”).

WITNESSETH:

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to Purchaser’s and Seller’s willingness to enter into this Agreement, Seller is entering into an Agreement and Plan of Merger (the “Merger Agreement”) with SEV Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of Seller (“Merger Sub”), and Vivint Solar, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Seller (the “Merger”);

WHEREAS, Seller desires to cause the Company to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from the Company, all of the equity interests in the subsidiaries of the Company set forth on Exhibit A hereto (each, a “Purchased Subsidiary” and, collectively, the “Purchased Subsidiaries”), subject to the terms and conditions set forth herein; and

WHEREAS, in addition to the sale of the Purchased Subsidiaries, Seller has agreed to deliver to Purchaser a note substantially on the terms set forth on Exhibit E hereto (the “Note”).

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall cause the Company or its subsidiary(ies), as applicable, to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company or its subsidiary(ies), as applicable, all of the equity interests of the Purchased Subsidiaries (the “Purchased Interests”).

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Interests and the Note shall be $922,000,000 (nine hundred twenty-two million dollars) (the “Purchase Price”). The Purchase Price shall be paid by Purchaser at Closing by wire transfer of immediately available funds to accounts designated in writing by Seller to Purchaser prior to the Closing.

Section 1.03 Required Consents.

(a) Absence of Consents; Obtaining Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to Purchaser of any Purchased Interest is prohibited by any applicable Law or would require any third party or any Governmental Authority’s authorization, approval, consent, negative clearance or waiver and such authorization, approval, consent, negative clearance or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof. Following the Closing, the parties hereto shall have a continuing obligation to use their reasonable best efforts to obtain and to cooperate in obtaining any such Consents from third parties, including Governmental Authorities; provided, that neither Seller, the Company nor any of their respective Affiliates shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees). Upon obtaining the requisite authorization, approval, consent, negative clearance or waiver, Seller shall cause the Company to promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Interest or right to Purchaser hereunder.

(b) Benefit of Purchased Interests. Pending, or in the absence of, such authorization, approval, consent, negative clearance or waiver, the parties hereto shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the economic claims, rights and benefits and liabilities of beneficial ownership of such Purchased Interest and Seller shall cause the Company to continue to hold such Purchased Interest upon the reasonable direction of Purchaser; provided, that Seller shall bear the economic burden resulting from implementation of any such alternative arrangement pursuant to this Section 1.03(b) and Purchaser shall be responsible for any liabilities, if any, arising as a result of ownership of such Purchased Interest.

ARTICLE II

CLOSING

Section 2.01 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.01, the parties shall cause the closing of the transactions contemplated hereby (the “Closing”) to take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, immediately following the consummation of the Merger, on the terms and subject to the conditions of this Agreement and the satisfaction or waiver of all of the conditions set forth in Article VII. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser the following:

(i) a certificate signed by an executive officer of Seller, dated the Closing Date, to the effect that the conditions set forth in Section 7.02(a), and Section 7.02(b) have been satisfied; and

(ii) with respect to the Purchased Interests and subject to Section 1.03, an assignment and assumption of the Purchased Interests in substantially the form of Exhibit B hereto (an “Interest Assignment;” collectively, the “Interest Assignments”), for each Purchased Subsidiary, duly executed by the Company or its applicable subsidiary.

(b) At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller or its applicable Subsidiary the following:

(i) an amount in cash equal to the Purchase Price, payable by wire transfer of immediately available funds;

(ii) a certificate signed by an executive officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(iii) with respect to the Purchased Interests, and subject to Section 1.03, an Interest Assignment for each Purchased Subsidiary, duly executed by Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as set forth in Exhibit C. Seller is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Article III or pursuant to any certificate or other agreement delivered by Seller in connection herewith. Seller hereby disclaims any other express or implied representation or warranty not contained in this Article III or in a certificate or other agreement delivered in connection with the transactions contemplated by this

Agreement. Notwithstanding the foregoing, nothing in this Article III shall affect the ability of Purchaser to rely on the representations and warranties with respect to the Purchased Interests and the Purchased Subsidiaries made to Seller in the Merger Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as set forth in Exhibit D. Purchaser is not making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Article IV or pursuant to any certificate or other agreement delivered by Purchaser in connection herewith. Purchaser hereby disclaims any other express or implied representation or warranty not contained in this Article IV or in a certificate or other agreement delivered in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01 Covenants of Seller. From and after the date of this Agreement until the Closing, Seller covenants and agrees (except as required by applicable law, or to the extent that Purchaser shall otherwise previously consent in writing, which consent will not be unreasonably withheld, conditioned or delayed to the extent Seller is unable to unreasonably withhold, condition or delay its consent under the Merger Agreement) (a) Seller shall not enter into any amendment to the Merger Agreement and (b) Seller shall not consent to any action taken by the Company prohibited by Section 4.01 of the Merger Agreement which would reasonably be expected to have an adverse effect on any of the Purchased Interests or the Purchased Subsidiaries.

Section 5.02 Financing.

(a) Efforts to Obtain the Financing. Purchaser acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the obligations to perform its agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Debt Financing, and Purchaser acknowledges and agrees that obtaining the Debt Financing or any other financing is not a condition to the Closing. If the Debt Financing has not been obtained, Purchaser will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate transactions contemplated by this Agreement. Seller acknowledges that the covenants and obligations contained in this Section 5.02 and the Debt Financing Commitments are the sole and exclusive covenants and obligations of Purchaser and each of its Representatives in connection with obtaining the Debt Financing; provided, however, that Purchaser expressly acknowledge and agree that Purchaser’s obligations to hold the Closing and consummate the transactions contemplated by this Agreement (including pursuant to Section 2.01) shall not in any way be conditioned upon whether the Debt Financing is available or has been obtained and, for avoidance of doubt, that Purchaser shall be required to hold the Closing and consummate the transactions contemplated by this Agreement on any date, if so required pursuant to the terms and conditions of Section 2.01, regardless of whether the Debt Financing is available or has been obtained as of such date.

(b) Financing Cooperation. Prior to the Closing, Seller shall use reasonable best efforts to provide to Purchaser, and shall use its reasonable best efforts to cause the Company and their respective Representatives, including legal and accounting advisors, to provide in accordance with Section 4.05 of the Merger Agreement, in each case at Purchaser’s sole expense, all cooperation reasonably requested by Purchaser that is reasonably necessary in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Financing Commitments to be satisfied.

(c) Confidentiality. Purchaser agrees to be bound by the Confidentiality Agreement (as defined in the Merger Agreement) as if a party thereto.

(d) Indemnity and Reimbursement. Purchaser shall promptly, upon written request by Seller, reimburse Seller or the Company, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, the Company or any of their respective subsidiaries in connection with the cooperation of Seller, the Company and their respective subsidiaries contemplated by this Section 5.02 and shall indemnify and hold harmless Seller, the Company, and their respective subsidiaries and Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them of any type in connection with Purchaser’s arrangement of any Debt Financing and any information used in connection therewith, except with respect to any information prepared or provided by Seller, the Company or any of their respective subsidiaries or Representatives, and the foregoing obligations shall survive termination of this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Regulatory Matters; Reasonable Best Efforts.

(a) On the terms and subject to the conditions of this Agreement, each party shall use its reasonable best efforts to cause the Closing to occur, including using reasonable best efforts to take all actions reasonably necessary to comply promptly with all legal requirements that may be imposed on it or its subsidiaries with respect to the Closing. Each party shall not take any actions that would or that would reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied. Each party shall use its reasonable best efforts to cause the Closing to occur on or prior to the Termination Date. Nothing in this Section 6.01 shall impose any obligation on Purchaser with respect to obtaining or arranging the Debt Financing, it being agreed that Purchaser’s obligations with respect to such matters shall be governed solely by Section 5.02 and the Debt Financing Commitments.

(b) Each of Purchaser and Seller shall use its reasonable best efforts to obtain, and to cooperate in obtaining, all Consents from third parties, including Governmental Authorities, necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement and to provide, and cooperate in providing, notices to, and make or file, and cooperate in the making or filing of, registrations, declarations or filings with, third parties required to be provided prior to the Closing; provided, however, that no party shall be required to pay or commit to pay any significant amount to (or incur any significant liability or obligation in favor of) any third party that is not a Governmental Authority from whom any such Consent, notice, registration, declaration or filing may be required (other than nominal filing or application fees).

(c) Nothing in this Section 6.01 shall obligate Purchaser or Seller or any of their respective subsidiaries to take any action that is not conditional upon the Closing.

(d) Following the consummation of the Merger, Seller agrees to cause the Company to comply with its obligations under this Agreement.

Section 6.02 The Note. Seller hereby agrees to deliver the Note to Purchaser on the Closing Date, in form consistent with Exhibit E and otherwise reasonably acceptable to Purchaser and Seller. Seller and Purchaser hereby mutually agree to negotiate in good faith and their exercise reasonable best efforts to agree the definitive terms of the Note on or before the Closing Date. However, Purchaser acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the obligations to perform its agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on receiving the Note. If the Note is not delivered at the Closing, Seller shall continue to be obligated to deliver the Note, and pending delivery of the Note, Seller agrees that it shall cause the principal term of the Note outlined in Exhibit E to be performed after the Closing.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate and cause the consummation of the transactions contemplated herein are subject to the satisfaction or waiver by Seller and Purchaser on or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints. No (i) temporary restraining order or preliminary or permanent injunction or other order, in each case, by any court of competent jurisdiction preventing, prohibiting, restraining, enjoining or rendering illegal the consummation of the Merger shall have been issued and be continuing in effect or (ii) applicable law of a Governmental Authority of competent jurisdiction shall be in in effect prohibiting or rendering illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Consummation of the Merger. (i) The Merger shall have been consummated in accordance with the terms of the Merger Agreement and (ii) all conditions to the consummation of the Merger shall have been satisfied or waived; provided, that Seller shall not have waived any condition to the consummation of the Merger which such waiver would reasonably be expected to have an adverse effect on the Purchaser or the Purchased Interests or Purchased Subsidiaries without obtaining the prior written consent of Purchaser.

Section 7.02 Conditions to Obligations of Seller. The obligation of Seller to consummate and cause the consummation of the transactions contemplated herein are further subject to satisfaction or waiver at or prior to the Closing by Seller of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects, except where the failure of such other representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Closing Certificates. Seller shall have received a certificate signed by an executive officer of Purchaser, dated the Closing Date, to the effect that the conditions set forth in Section 7.02(a), and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated herein are further subject to satisfaction or waiver on or prior to the Closing by Purchaser of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Seller (other than the representations and warranties as to “Organization and Authority”) shall be true and correct except for de minimis inaccuracies, as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties of Seller as to “Organization and Authority” shall be true and correct except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby, as of the Closing Date, as if made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificates. Purchaser shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written agreement of Purchaser and Seller; (b) automatically upon the termination of the Merger Agreement; or (c) by either Purchaser or Seller in the event that the transactions contemplated by this Agreement shall not have been consummated by the Termination Date (as the same may be extended pursuant to §7.01(c) of the Merger Agreement); provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party (i) whose failure to fulfill any of its obligations under this Agreement has been a principal cause of the failure of the transactions contemplated by this Agreement to occur on or before the Termination Date or (ii) against which any legal proceeding is brought by a party hereto for specific performance or injunction in connection herewith (which prohibition on such party’s right to terminate this Agreement shall continue throughout the pendency of such legal proceeding). The party desiring to terminate this Agreement pursuant to clause (c) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.01, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.02 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.01, this Agreement shall become void and have no effect with no liability to any person on the part of any party hereto (or any of its Representatives or affiliates), except that (a) the provisions of Section 5.02(d), this Section 8.02, Article IX and the Confidentiality Agreement shall survive any such termination and abandonment and (b) the termination of this Agreement shall not relieve any party from any liability or damages for any Willful Breach. “Willful Breach” shall mean a material breach that is a consequence of an act or a failure to act of an executive officer of the Party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would cause, or would reasonably be expected to cause, a breach of any representation, warranty, agreement or covenant of the breaching party contained in this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be delivered either in person, by overnight courier, by registered or certified mail, or by facsimile transmission or electronic mail, and shall be deemed to have been duly given (a) upon receipt, if delivered personally or by overnight courier, with overnight delivery and with acknowledgement of receipt requested, (b) three (3) Business Days after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested) or (c) on the Business Day the transmission is made when transmitted by facsimile or electronic mail (provided, that the same is sent by overnight courier for delivery on the next succeeding Business Day, with acknowledgement of receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (x) if to Seller, in accordance with the Merger Agreement and (y) if to Purchaser, to the address stated on the signature pages to this Agreement.

Section 9.02 Definitions. Capitalized terms used herein but not otherwise defined (and the terms “affiliate,” “person” and “subsidiary,” as used herein) shall have the meanings ascribed thereto in the Merger Agreement. For purposes of this Agreement:

(a) “Debt Financing Parties” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby and their respective affiliates and their respect affiliates’ general or limited partners, stockholders, managers, members, agents, representatives, employees, directors, or other officers and their respective successor and assigns, including any Debt Financing Party, arranger or agent party to the Debt Financing Commitments and any joinder agreements, indentures or credit agreements relating thereto.

(b) “Required Information” means “Required Information” as defined in the Merger Agreement consisting of customary financial information that is (i) required under paragraph 3 of the Debt Financing Commitments and paragraph 2 of Annex C attached thereto (as in effect on the date of this Agreement), and (ii) reasonably necessary to prepare pro forma financial statements required to be delivered pursuant to the Debt Financing Commitments (as in effect on the date of this Agreement) (it being understood that the preparation of pro forma financial statements shall be the sole obligation of Purchaser).

Section 9.03 Interpretation and Other Matters. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its successors and permitted assigns.

Section 9.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 9.05 Entire Agreement; No Third-Party Beneficiaries; Suits for Damages. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing in this Agreement is intended to confer, and does not confer, any rights or remedies under or by reason of this Agreement (or any breach hereof) on any person other than the parties hereto and their respective successors and permitted assigns, except (i) the provisions of Section 9.14, which shall be enforceable by the Non-Recourse Parties and (iii) the provisions of Section 9.08(c), Section 9.12 and Section 9.13, which shall be enforceable by the Debt Financing Parties.

Section 9.06 Amendment. This Agreement may be amended or supplemented by the parties at any time prior to the Closing; provided, however, that Sections 9.05, 9.08, 9.12, 9.13, 9.14 and this Section 9.06 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 9.05, 9.06, 9.08, 9.12, 9.13 or

Section 9.14, in each case solely as such Section relates to Debt Financing Parties) may not be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Parties without the prior written consent of the arrangers of the Debt Financing. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.07 Extension; Waiver. At any time prior to the Closing, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties, (b) waive any breach or inaccuracies in the representations and warranties of the other party or parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.08 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws and matters related to the fiduciary obligations of the Board of Directors of Seller or Purchaser shall be governed by the laws of the State of Delaware except all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Parties and each of their respective affiliates and their respective general or limited partners, shareholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to their debt financing commitments and related fee letters or the performance thereof or the financings contemplated thereby, shall, except as expressly provided in such debt financing commitments, be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

(b) Each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (ii) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

(c) Notwithstanding anything contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Parties or any of their respective affiliates or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, advisors, counsel or affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the debt financing commitments or the performance thereof, in any forum other than any New York federal court sitting in the Borough of Manhattan, or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of

New York. The parties hereto further agree that all of the provisions of Section 9.13 relating to waiver of jury trial shall apply to any action, cause of action, claim, cross-claim or third party-claim referenced in this Section 9.08(c).

(d) Each of the parties agrees that service of any process, summons, notice or document in the manner set forth in Section 9.01 shall be effective service of process for any action, suit or proceeding brought against it.

Section 9.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party. Notwithstanding the foregoing, (i) Purchaser may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, to one or more of its affiliates (but no such assignment shall relieve the assigning party of any of its obligations hereunder) and (ii) either Party may collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources. Any attempted or purported assignment in violation of this Section 9.09 shall be null and void and of no effect whatsoever. Subject to the provisions of this Section 9.09, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Specific Performance. The parties agree that irreparable damage may occur and that the parties may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 9.10, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of posting bonds or similar undertakings in connection therewith, this being in addition to any other remedy which may be available to such non-breaching party at law or in equity, including monetary damages.

Section 9.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.12 Debt Financing Parties. Notwithstanding anything to the contrary contained herein and notwithstanding that Purchaser is an affiliate of Seller, the Debt Financing Parties (in their capacity as such) shall not have any liability to Seller, its subsidiaries (other than Purchaser) or any of their respective equity holders, representatives or affiliates relating to or arising out of this Agreement, the financing of the transactions contemplated hereby or the transactions contemplated hereby or thereby, whether at law or equity, in contract or in tort or otherwise, and Seller (on behalf of itself and its subsidiaries (other than Purchaser)) and each of their respective equity holders, representatives and affiliates (other than Purchaser) agrees that neither it nor any Seller stockholder shall have any rights or claims, and shall not seek any loss or damage or any other recovery or judgment of any kind, including direct, indirect, consequential, special, exemplary or punitive damages, against any Debt Financing Party in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, for the avoidance of doubt, the foregoing will not limit the rights of the parties to the Debt Financing Commitments under the Debt Financing Commitments or and any joinder agreements, indentures, credit agreements or other Debt Financing documentation related thereto.

Section 9.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR DEBT

FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE DEBT FINANCING COMMITMENTS OR THE DOCUMENTS RELATED THERETO, INCLUDING ANY CONTROVERSY INVOLVING ANY DEBT FINANCING PARTIES, REPRESENTATIVE OF PURCHASER OR SELLER UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the persons that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents, Representatives or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent, Representative or affiliate of any of the foregoing, in each case other than the parties hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, any breach of this Agreement or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TERRAFORM POWER, LLC

By:	/s/ Alejandro Hernandez
Name: Alejandro Hernandez
Title: Chief Financial Officer

SUNEDISON, INC.

By:	/s/ Brian Wuebbels
Name: Brian Wuebbels
Title: Executive Vice President,
Chief Accounting Officer and Chief Financial Officer

Purchaser’s Notice Address:

TerraForm Power, LLC

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

Attention: General Counsel

Exhibit A

PURCHASED SUBSIDIARIES

Vivint Solar Liberty Manager, LLC

Vivint Solar Margaux Manager, LLC

Vivint Solar Fund III Manager, LLC

Vivint Solar Nicole Manager, LLC

Vivint Solar Mia Manager, LLC

Vivint Solar Aaliyah Manager, LLC

Vivint Solar Rebecca Manager, LLC

Vivint Solar Hannah Manager, LLC

Vivint Solar Elyse Manager, LLC

Vivint Solar Fund XVIII Manager, LLC

Vivint Solar Fund X Manager, LLC

Vivint Solar Fund XI Manager, LLC

Vivint Solar Fund XII Manager, LLC

Vivint Solar Fund XIII Manager, LLC

Vivint Solar Fund XIV Manager, LLC

Vivint Solar Fund XVI Manager, LLC

Vivint Solar Fund XVII LP, LLC

Vivint Solar Fund XVII GP, LLC

Exhibit B

ASSIGNMENT OF INTERESTS

THIS ASSIGNMENT OF INTERESTS (this “Assignment”), dated as of [●], 2015 (the “Effective Date”), is made and entered into by and between [●], a [●] (the “Assignor”) and TerraForm Power, LLC, a Delaware limited liability company (“Assignee”). Assignor and Assignee are referred to herein, collectively, as the “Parties” and each, individually, as a “Party”.

RECITALS

WHEREAS, Assignor owns, beneficially and of record, the interests set forth on Schedule I (the “Assigned Interests”); and

WHEREAS, Seller and Assignee have entered into a Purchase Agreement, dated as of July 20, 2015 (the “Purchase Agreement”), pursuant to which Seller has agreed to cause Assignor to sell and assign and Assignee has agreed to purchase and acquire the Assigned Interests.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Assignment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms used but not defined herein shall have the meaning prescribed to such terms in the Purchase Agreement.

2. Assignment of the Assigned Interests. From and after the Effective Date, Assignor hereby (i) transfers, assigns, conveys and delivers to Assignee all of such Assignor’s right, title and interest in and to the Assigned Interests free and clear of all liens (other than restrictions on transfer which arise under applicable securities laws and liens created in or by Assignor or any of its affiliates) and (ii) simultaneously with such assignment, the Assignee is hereby admitted to each limited liability company (“LLC”) with respect to the Assigned Interests as a member of each LLC, and (iii) immediately after such admission, Assignor shall and does hereby cease to be a member of each LLC with respect to the Assigned Interests and shall thereupon cease to have or exercise any right or power as a member of such LLCs.

3. Assumption of the Assigned Interests. From and after the Effective Date, Assignee hereby accepts and assumes all of Assignor’s obligations and liabilities, to the extent they arise or relate to periods following the Effective Date, with respect to the Assigned Interests.

4. No Other Representations or Warranties. THE PARTIES UNDERSTAND AND AGREE THAT, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, NO PARTY TO THIS AGREEMENT, THE PURCHASE AGREEMENT, OR ANY OTHER AGREEMENT CONTEMPLATED BY THE PURCHASE AGREEMENT, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE PARTIES, THE TRANSFERRED COMPANIES, THEIR RESPECTIVE AFFILIATES, THEIR RESPECTIVE BUSINESSES, THE ASSIGNED INTERESTS, THE PURCHASE

AGREEMENT OR THE AGREEMENTS CONTEMPLATED BY THE PURCHASE AGREEMENT. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 4 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY IN THE PURCHASE AGREEMENT.

5. Further Assurances. Assignor hereby agrees to promptly execute and deliver such instruments and documents (in form and substance reasonably acceptable to the Parties) and take such further action that may be reasonably necessary or desirable in order to give effect to the intent of this Assignment.

6. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

7. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Assignment.

8. Severability. Any term or provision of this Assignment that is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason shall, as to that jurisdiction, be ineffective solely to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Assignment or affecting the validity or enforceability of any of the terms or provisions of this Assignment in any other jurisdiction. If any provision of this Assignment is determined by a court of competent jurisdiction to be so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

9. Governing Law.

(a) This Assignment, the legal relations between the Parties and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York, without regard to applicable choice of law provisions thereof.

(b) Each Party, by its execution hereof, (i) hereby irrevocably submits and consents to the exclusive jurisdiction of the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Assignment or the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution or that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Assignment or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to

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commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each Party hereby (A) consents to service of process in any such action in any manner permitted by New York law, (B) agrees that service of process made in accordance with clause (A) or made by registered or certified mail, return receipt requested, at its (or in the case of Assignor, Seller’s) address specified pursuant to Section 9.01 of the Purchase Agreement, shall constitute good and valid service of process in any such action and (C) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clauses (A) or (B) does not constitute good and valid service of process.

10. Purchase Agreement Terms. This Assignment shall, in every respect, be subject to and governed by the terms of the Purchase Agreement. To the extent this Assignment conflicts with the Purchase Agreement, the Purchase Agreement will control.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Assignment to be duly executed and delivered as of the Effective Date.

[ ]

By:
Name:
Title:

TERRAFORM POWER, LLC

By:
Name:
Title:

[Signature Page to Assignment Agreement]

SCHEDULE I

ASSIGNED INTERESTS

Schedule I

Exhibit C

Representations and Warranties of Seller

1. Organization and Authority. Seller is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the laws of the jurisdiction of its formation. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the Closing have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

2. Title; Capitalization.

(a) The Company or its applicable subsidiary, as applicable, is the record and beneficial owner of the Purchased Interests, free and clear of all liens (other than restrictions on transfer which arise under applicable securities laws and liens created in or by Purchaser or any of its affiliates). The Company or its applicable subsidiary is not a party to any option, warrant, purchase right, right of first offer or first refusal or other Contract, commitment or understanding that could require the Company or its applicable subsidiary to sell, transfer, or otherwise dispose of, or create any lien on, any of the Purchased Interests.

(b) The Company or its applicable subsidiary is not a party to any voting trusts, stockholder agreements, proxies or other Contract, commitment or understanding in effect with respect to the voting or transfer of the Purchased Interests.

(c) As of Closing, all of the Purchased Interests have been duly authorized, validly issued and fully paid and non-assessable. Other than the Purchased Interests, there are no other shares of capital stock, equity interests or similar rights in the Purchased Subsidiaries authorized, issued or outstanding.

(d) There are no outstanding options, restricted stock, warrants or other similar instruments of any kind relating to the acquisition, transfer, sale, issuance or voting of any securities (including any shares of capital stock of any class or other voting securities or ownership interests) of the Purchases Subsidiaries that have been issued, granted or entered into by the Purchased Subsidiaries, or any securities convertible into, exchangeable for or evidencing the right to purchase from the Purchased Subsidiaries, any securities of the Purchased Subsidiaries. There are no outstanding contractual obligations of the Purchased Subsidiaries to repurchase, redeem or otherwise acquire any of their respective shares.

3. Due Incorporation; Subsidiaries. Each of the Purchased Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the laws of the jurisdiction of its formation, and has all the necessary power and authority to own, lease, operate and conduct its properties and businesses as they are now being owned, leased, operated and conducted, except for such failures to be in good standing or to have such requisite power or authority that would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

Exhibit D

Representations and Warranties of Purchaser

1. Organization and Authority. Purchaser is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the laws of the jurisdiction of its formation. Purchaser has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Closing have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and assuming the due authorization, execution and delivery of this Agreement by Seller, will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

2. Financing.

(a) Purchaser has delivered to the Seller correct and complete copies of an executed commitment letter among Terraform Power Operating, LLC, Goldman Sachs Bank USA, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (including any related exhibits, schedules, annexes, supplements and other related documents), each dated on or about the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with this Agreement, the “Debt Financing Commitments”), from each of the financing sources identified therein (collectively, the “Debt Financing Sources”), pursuant to which the Debt Financing Sources have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (collectively, the “Debt Financing”), together with a customarily redacted fee letter from the Debt Financing Sources related to the Debt Financing (the “Fee Letter”).

(b) Except for the Fee Letter or as expressly set forth in the Debt Financing Commitments, as of the date of this Agreement, there are no side letters or other agreements, Contracts or written arrangements to which Purchaser or any of its affiliates is a party related to the funding or investing, as applicable, of the Debt Financing which could reasonably be expected to adversely affect the availability of the Debt Financing contemplated by the Debt Financing Commitments. Assuming satisfaction of the conditions set forth in Section 7.01 (to the extent any such condition is a condition under the control of the Seller) and Section 7.03, Purchaser does not have any reason to believe, as of the date of this Agreement, that it or any of its subsidiaries or affiliates will be unable to satisfy all conditions to be satisfied by it, its subsidiaries and its controlled affiliates with respect to any of the Debt Financing Commitments at the time it, its subsidiaries and its affiliates is required to consummate the Closing hereunder or that the Debt Financing will not be available to Purchaser or its affiliates party thereto at the Closing, including any reason to believe that any of the Debt Financing Sources will not perform their respective funding obligations under the Debt Financing Commitments in accordance with their respective terms and conditions.

(c) As of the date hereof, there are no conditions precedent or other contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Debt Financing pursuant to the Debt Financing Commitments, other than as expressly set forth in the Debt Financing Commitments. Assuming the Debt Financing is funded in accordance with the Debt Financing Commitments, the net proceeds contemplated by the Debt Financing Commitments, together with other financial resources of Purchaser, whether directly held or available for use by Purchaser, and its controlled affiliates including cash on hand and the proceeds of loans under existing credit facilities of Purchaser or its controlled affiliates on the Closing Date and funds that will be provided by controlled affiliates of Purchaser, in the aggregate, shall provide Purchaser and Merger Sub with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s and Merger Sub’s payment obligations under this Agreement and under the Debt Financing Commitments, including the payment of any amounts required to be paid pursuant to Article II, any fees and expenses of or payable by Purchaser, Merger Sub or the Surviving Corporation in connection with the Merger and the Debt Financing and any indebtedness required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger (including all indebtedness of the Seller and its subsidiaries required to be repaid, redeemed, retired, canceled, terminated or otherwise satisfied in connection with the Merger).

(d) As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute valid and binding obligations of Purchaser and any of its affiliates party thereto and, to the knowledge of Purchaser, each other party thereto, enforceable in accordance with their terms against Purchaser and any of its affiliates party thereto and, to the knowledge of Purchaser, each other party thereto (except as such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally, and general equitable principles) and, as of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Purchaser or any affiliate of Purchaser or, to the knowledge of Purchaser, any other party thereto under the terms and conditions of the Debt Financing Commitments. Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Financing Commitments and the Fee Letters on or before the date of this Agreement. As of the date hereof, (i) none of the Debt Financing Commitments or Fee Letters has been modified, amended or otherwise altered (and no such modification, amendment or alteration is contemplated by Purchaser or, to the knowledge of Purchaser, any other party thereto) and (ii) none of the respective commitments under any of the Debt Financing Commitments have been withdrawn, terminated or rescinded (and no such withdrawal, termination or recission is contemplated by Purchaser or, to the knowledge of Purchaser, any other party thereto).

(e) Purchaser is not entering into this Agreement or the Debt Financing Commitment with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) satisfaction of the conditions to Purchaser’s obligation to consummate the transactions contemplated hereby and (ii) the payment of the Purchase Price to the Seller, payment of all amounts required to be paid in connection with the Closing and the other transactions contemplated hereby, and payment of all related fees and expenses, Purchaser will be Solvent as of the Closing Date and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Exhibit E

Summary of the Note Terms

Issuer:	SunEdison, Inc., a Delaware corporation (the “Issuer”).

Purchaser:	TerraForm Power, LLC or a subsidiary thereof (the “Purchaser”).

Maturity Date:	180 days after the Closing Date under the Purchase Agreement. On the Maturity Date, Issuer shall repay to Purchaser, in cash, any portion of the Advanced Amount then outstanding, together with all accrued and unpaid interest.

Advanced Amount:	An amount equal to the excess of the Purchase Price over the value of the residential solar system operating portfolios of the Purchased Subsidiaries acquired on the Closing Date, determined in a manner consistent with the financial model exchanged between the Purchaser and Seller in connection with the execution of the Purchase Agreement.

Interest rate	8.30% per annum accruing on the daily outstanding Advanced Amount, payable on the Maturity Date. The Note will contain customary usury prevention provisions.

Take/Pay Offset:	Purchaser intends to enter into an agreement with Issuer’s subsidiary, Apollo Solar, Inc. (“ASI”) on or before the Closing Date, pursuant to which ASI will be obligated to sell to Purchaser, and Purchaser will be obligated to buy, certain operating portfolios of residential solar systems (the “Take/Pay Agreement”). Purchaser will be entitled under the Take/Pay Agreement to credit and offset amounts outstanding under the Note against amounts otherwise payable from time to time by Purchaser under the Take/Pay Agreement on or before December 31, 2015.

Other Offset:	If the Note has not been satisfied in full as of December 31, 2015, then thereafter the Note obligations will not be offset against the Take/Pay Agreement, but Purchaser, and all other subsidiaries of Terraform Power, Inc., shall be entitled credit and offset amounts outstanding under the Note against any other amounts payable to the Issuer or its subsidiaries, subject to reasonable advance notice, and further subject to limitations to be agreed in consideration of adverse tax, contractual or legal consequences of such offset.

Prepayment:	The Note may be prepaid in whole or in part at any time. Any payment received in respect of the Note, and any amount offset against the Note, will be deemed applied first to accrued interest, and then to the outstanding Advanced Amount.

Representations and Covenants:	The Note will contain customary representations and affirmative covenants, including representations with respect to enforceability, due authorization, power and authority, no consents or approvals, and no conflicts.

Amendment and Waiver:	The Note may be amended, supplemented, waived or otherwise modified only in writing by the Borrower and the Purchaser.

Assignments:	No party to the Note may assign any of its rights or obligations thereunder to any other person without the prior written consent of the other party, except Purchaser may assign the Note or rights thereunder (i) to Terraform Power, Inc. or any of its subsidiaries (including, in connection with the exercise of offset rights), or (ii) to holders of any secured debt financing (or their agent or trustee) that is secured by substantially all assets of the Purchaser.

Ranking:	The Note will be the senior unsecured obligation of the Issuer.

Governing Law:	New York.

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